Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
April 24, 2025	Louis Clark, Hines
+44 (0) 7340 945 933
louis.clark@hines.com

HINES ANNOUNCES UK RETAIL PARK ACQUISITION BY HINES GLOBAL INCOME TRUST

(HOUSTON/LONDON) - Hines, a leading global real estate investment manager, has completed the acquisition of Junction 27, a large format retail park in Birstall, England, near the city of Leeds, on behalf of Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”). This acquisition expands HGIT’s presence in a high-performing trade area and further diversifies its $4.5 billion portfolio.

The addition of Junction 27, purchased from Tritax Big Box REIT, marks HGIT’s entry into the UK retail market, highlighting its commitment to diversification by geography and real estate sectors, while focusing on stable assets with strong long-term income and growth potential.

The asset is a well-configured, 100% leased retail park comprised of 13 suites over 131,000-square-feet of net rentable space. Its key position in the Birstall cluster, one of the UK’s premier retail districts along the M62 motorway, benefits from connectivity to the major populations of both Leeds and Bradford. Supported by strong demographics and an IKEA shadow anchor, the property has benefitted from robust sales, high foot traffic and long-term tenants, including Currys Group Ltd, a major electronics retailer, and ScS Group plc, a home furnishings store.

“Real estate has remained resilient, offering reliable cash flow and strategic openings to leverage evolving market dynamics,” said Alfonso Munk, President and CIO of HGIT. “Good buying opportunities are expected to persist, but not all retail is created equal. Having local expertise and being selective are essential, so assets in key locations and specific retail subtypes, such as Junction 27, are particularly appealing.”

According to Hines Research, the global retail sector has a significant percentage of markets in some phase of the ‘Buy’ cycle. Dominant larger formats, like retail parks in the UK, have seen strong occupier demand and a limited development pipeline. With its global mandate, Hines Global Income Trust has the ability to pursue compelling real estate investment opportunities wherever they arise.

Beyond Hines Global Income Trust, Hines’ conviction in the retail sector was exemplified earlier this year by the acquisitions of Spanish retail REIT Lar Espana, which operates almost 500,000 square meters of retail space, and Westpoint shopping centre, a 104,000-square-meter retail asset, in western Sydney, Australia.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. Hines owns and operates $90.1 billion1 of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 5,000 employees in 30 countries draw on our 68-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2024.

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT’s investments and any implementation can be overridden or ignored at HGIT’s sole discretion.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein and HGIT’s ability to continue to build its investment portfolio in a manner that meets its investment objectives, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of this property, future economic, competitive and market conditions, the availability of additional buying opportunities for HGIT, and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage this property, risks associated with an economic downturn in the region or the retail sector, and other risks described in the “Risk Factors” section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2024, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.